Exhibit 99.1

Press Release	Certegy Inc.
11720 Amber Park Drive
Suite 600
Alpharetta, Georgia 30004

Date: July 1, 2004	Phone: 678-867-8000
Fax: 678-867-8100

Contact: Mary Waggoner
Certegy Inc.
VP - Investor and Public Relations
678-867-8004

FOR IMMEDIATE RELEASE

Certegy Names Kenneth A. Guenther to Its Board of Directors

Alpharetta, GA, July 1, 2004 – Certegy Inc. (NYSE: CEY) today announced the election of Kenneth A. Guenther to its Board of Directors.

Mr. Guenther served as president and CEO of the Independent Community Bankers of America (“ICBA”) for over 20 years before retiring in 2004. Guenther began his career with the ICBA in 1979 and was appointed president and CEO in 1982. Prior to joining the ICBA, Guenther had a distinguished 20-year career in the U.S. Government including service as a Foreign Service Officer in the Department of State and a presidential appointee in the U.S. Treasury. He also served in a senior trade policy position in the Ford White House and culminated his government career by serving as an Assistant to the Board of Governors of the Federal Reserve System under Chairmen Arthur F. Burns, G. William Miller and Paul Volcker.

“Ken Guenther is a highly respected banking industry leader. He has an excellent understanding of the unique needs of financial institutions, as well as significant experience in international markets,” said Lee Kennedy, Certegy Chairman and CEO. “We are delighted to welcome him to our board.”

“Certegy has played a key role in helping community financial institutions prosper and remain competitive in an environment that has changed significantly over the years,” Mr. Guenther stated. “I look forward to serving on the Company’s Board of Directors.”

Mr. Guenther, an independent consultant, presently serves on the Board of Directors of the Washington Campus as its Vice Chairman, and is the immediate past Chairman of the Homeownership Alliance. He resides in Chevy Chase, Maryland.

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About Certegy Inc.

Certegy (NYSE:CEY) provides credit and debit processing, check risk management and check cashing services, merchant processing and e-banking services to over 6,500 financial institutions, 117,000 retailers and 100 million consumers worldwide. Headquartered in Alpharetta, Georgia, Certegy maintains a strong global presence with operations in the United States, United Kingdom, Ireland, France, Chile, Brazil, Australia and New Zealand. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2003. For more information on Certegy, please visit www.certegy.com.